EXHIBIT 99.5

FORM OF

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, dealer, custodian, trustee, depositary or other nominee of non-transferable rights (the “Rights”) to purchase units (“units”) consisting of (a) shares of 8.5%/11.5% Series A Convertible Preferred Stock, par value $0.0001 per share, (b) Class A warrants to purchase one share of common stock at a price of $5.17 per share, and (c) Class B warrants to purchase one share of common stock at a price of $6.45 per share, of BioScrip, Inc. (the “Company”), pursuant to the rights offering described and provided for in the Company’s Prospectus dated                    , 2015 (the “Prospectus”), hereby certifies to the Company and to American Stock Transfer & Trust Company, LLC, as Subscription Agent for such rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Subscription Right (as defined in the Prospectus), listing separately below each such exercised Subscription Right (without identifying any such beneficial owner):

Number of Shares of Common Stock Owned on the Record Date	Number of Units Subscribed for Pursuant to Subscription Right
1.
2.
3.
4.
5.
6.
7.
8.
9.

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Number

Participant Name:

By:
Name:
Title:

DTC Subscription Confirmation Number(s)